Exhibit 5(b)

SCHEDULE A

List of Funds

BlackRock Future Health ETF

BlackRock Future Innovators ETF

BlackRock Future Tech ETF

BlackRock U.S. Equity Factor Rotation ETF

Amended: September 22, 2020

BLACKROCK ETF TRUST

By:	/s/ John M. Perlowski
Name: John M. Perlowski
Title: Chief Executive Officer and President

BLACKROCK INVESTMENTS, LLC

By:	/s/ Gregory Rosta
Name: Gregory Rosta
Title: Chief Compliance Officer and Director